UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 22, 2024
Date of Report (Date of earliest event reported)

FINGERMOTION, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41187	46-4600326
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Somerset Road, Level 3 Singapore	238164
(Address of principal executive offices)	(Zip Code)

(347) 349-5339
Registrant’s telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock	FNGR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

SECTION 7 – REGULATION FD

Item 7.01	Regulation FD Disclosure

On January 22, 2024, the Company issued a news release to provide a supplemental corporate update in a letter from our CEO, Martin Shen, to our shareholders.

To Our Shareholders,

Overview

In our continuing efforts to provide transparency regarding our financial status, I am providing more clarity as to the results of our most recent quarterly results.

As most of you know, the majority of our revenue is currently derived from our Telecommunication Products and Services division. This consists primarily of our Top-Up and Recharge services, however, over the past year we have evolved this category to include more profitable endeavors. Thus, we want to outline the three other service offerings within this category besides Top Up as we seek to increase this division’s gross margins:

•	Top Up and Recharge - Top Up and Recharge services offered to consumers nationwide;

•	Subscription Plans - New customer acquisition by offering packaged telecommunication subscription plans;

•	Mobile Phone - Portal sales of mobile phones to online consumers. This business can be sporadic, as sales are driven by market demand, new model releases, and promotional activities; and

•	Cloud Services – This is a new endeavour for us, providing data storage, processing servers and databases over the internet (“the cloud”) to offer more efficient access and greater flexibility to our corporate customers while also offering economies of scale. Essentially, companies pay only for the cloud services they use, helping lower operating costs, run infrastructure more efficiently, and scale as business needs change. Similar to Mobile Phone sales, this service is also sporadic and largely dependent on market opportunities and client requirements, which can vary greatly from month to month.

Each segment plays a crucial role in our diverse portfolio, addressing varied telecommunications needs.

Effect of Revenue Recognition

Given its sporadic nature, quarterly revenue recognition on a go-forward basis will be variable making it difficult to issue revenue and earnings guidance. Our Cloud Services, which represented 88% or $8.1 of the $9.2 million for Q2 of fiscal 2024, is recognized on a rolling 30 – 60 day cycle. In Q3 of fiscal 2024, nearly all of the $6.1 million in revenue was from Top Up and Recharge and very little was attributed to our Cloud services, despite our recurring marketing campaigns in this category; we look for the sales to be captured into Q4 of fiscal 2024 that did not make the cutoff for Q3 of fiscal 2024.

Our Top Up business was actually quite strong considering the $1.1 million baseline in Q2 of fiscal 2024. Revenue rose to $6.1 million in Q3 of fiscal 2024, which represents an increase of 455% quarter over quarter. Even with the challenges in our Top Up business in Q3 of fiscal 2024, we expect a return to sustainable growth in Q4 of fiscal 2024.

Profit Margins

In Q2 of fiscal 2024, gross profit margins were 19.8%, which was primarily attributed to the successful addition of Cloud Services. In Q3 of fiscal 2024, almost all revenue was attributed to Top Up with a lower gross margin of 10.4%. With an expected greater mix of Cloud Services to be recognized in Q4 of fiscal 2024, we believe the gross margins should bounce back when combined with the Top Up business. These revenue fluctuations are expected to continue so it is important for investors to look at the overall trend in revenues and gross margins which are generally on an upward trend.

Highlighting Yearly Revenue Growth & Profit

Thus, with quarterly revenue swings due to these revenue recognition rules, it is paramount to look at our long-term trends versus the short-term quarterly fluctuations, which do not necessarily show the strength of the underlying business. For the nine months ended November 30, 2023, revenue was $27.6 million which was an increase of 30% over the $21.2 million in the nine months ended November 30, 2022.

Gross profit for the nine months ended November 30, 2023 was $3.1 million versus $1.7 million in the nine months ended November 30, 2022, another strong marker of our growth. This represents an increase of $1.5 million or 90% due to our introduction of the new product mix within our Telecommunications Products & Services category.

Summary

In summary, while we faced certain challenges and fluctuations in Q3 of fiscal 2024, we believe our diverse portfolio and adaptive strategies position us well for future growth. We feel investors should focus on the long-term prospects of the Company, like our insurtech and big data initiatives, rather than a revenue recognition anomaly. There is likely to be a spill over effect with regards to revenue and gross margins positioning the Company for a record year. We remain committed to maximizing opportunities like the launch of our new lifestyle app across all segments and look forward to continuing our positive trajectory.

Sincerely,

Martin Shen
CEO, FingerMotion Inc.

A copy of the news release is attached as Exhibit 99.1 hereto.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description
99.1	News Release dated January 22, 2024
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FINGERMOTION, INC.

DATE: January 22, 2024	By:	/s/ Martin J. Shen
Martin J. Shen
CEO